Exhibit 19


2000 Second Quarter Interim Report
June 30, 2000

                                                          This Way to the Future

To ALLTEL Stockholders:

ALLTEL recently announced strong second quarter results from current businesses, which exclude one-time adjustments. The results reflect the impact of the first phase of a wireless property exchange with Bell Atlantic and GTE.
     The integration of the new markets is going extremely well. We are pleased to report strong financial results for the quarter that are in line with our targets.
     Among the highlights from current businesses in the second quarter:
     o Communications revenue grew 13 percent to $1.4 billion, driven by wireless growth of 14 percent.
     o Revenues and earnings per share grew 9 percent to $1.8 billion and 74 cents.
     o Wireless operations added 81,000 customers. Combined with the nearly 690,000 customers acquired in the quarter, ALLTEL's wireless subscriber base totals 5.9 million.
     o Wireless operating cash flow and operating income margins were 42 percent and 31 percent, respectively.
     o Operating income from ALLTEL's wireline business grew 13 percent to $168 million on revenue growth of 5 percent.
     o Wireline operating cash flow and operating income margins were 58 percent and 38 percent, respectively.
     o Revenues from emerging businesses grew 46 percent as ALLTEL surpassed 1 million long-distance customers.
     o Revenues at ALLTEL Information Services grew by 2 percent to $319 million and operating cash flow grew by 5 percent to $83 million.
     On June 30, ALLTEL completed the remaining wireless property exchanges with Bell Atlantic and GTE involving properties in 13 states, giving the Company a strong position in key markets of Phoenix, Cleveland and Tampa.
     ALLTEL now has cost-effective access to a wireless footprint covering nearly 95 percent of the U.S. population.
     ALLTEL netted about 690,000 customers in the exchange, increasing the Company's customer base to 5.9 million and making ALLTEL the fifth largest wireless carrier in the nation.
     ALLTEL is offering profitable national wireless rate plans that eliminate long-distance and roaming charges for our customers. Our Total Freedom plans, combined with our bundling strategy, will help us capture an increasing share of the $46 billion in addressable communications spending that is up for grabs in our markets.
     ALLTEL also took steps to enhance wireless Internet services for our customers. The Company signed major agreements with InfoSpace, Phone.com and Software.com.
     ALLTEL is committed to providing our customers with access to the Internet through wireless handsets. We now offer wireless Internet in eight markets and will roll out the service in the majority of our digital markets by the end of the third quarter.
     In addition, we began deploying equipment for a fixed wireless local loop trial for residential customers. We are very excited about the opportunity this technology presents, as it could substantially improve the way we deploy competitive local telephone service in our wireless markets. We remain on course to reach 43 cities with our competitive local phone service by the end of 2000.
     ALLTEL Information Services finalized plans to open a mortgage processing and support office in Bingley, West Yorkshire, England. The office is a joint venture with the Bradford & Bingley Group, a top 10 United Kingdom mortgage lender.
     The joint venture will use ALLTEL's leading-edge technology to further advance our competitive position in the European market. ALLTEL's results for the quarter included several one-time items, related primarily to the Bell Atlantic/GTE property exchanges. ALLTEL reported a $1.4 billion gain from the transaction and $6.8 million in name-change expenses and restructuring charges. ALLTEL also had a write-off of $15 million relating to our investment in an Internet circuit provider.

ALLTEL Announces Stock Repurchase Plan, Declares Quarterly Dividends
--------------------------------------------------------------------
Citing the Company's strong financial performance, ALLTEL's board of directors recently voted to adopt a stock repurchase plan. The plan would allow the Company to repurchase up to 7.5 million shares of outstanding common stock.
     Shares will be repurchased in open market transactions. The repurchase plan represents about 2.4 percent of ALLTEL's 315.5 million outstanding common shares as of June 30, 2000. The stock repurchase program allows us to take advantage of our strong financial position and deliver increased value to shareholders.
     ALLTEL's strong financial position and cash flow will allow us to execute the repurchase program without materially leveraging the balance sheet.
     In addition, ALLTEL's board of directors declared a regular quarterly dividend of 32 cents per share on the Company's common stock. The dividend is payable on Oct. 3, 2000, to stockholders of record as of Sept. 11, 2000.
     A regular quarterly dividend was also declared on all series of the Company's preferred stock. Preferred dividends are payable Sept. 15, 2000 to stockholders of record as of Aug. 28, 2000.

Penske Named to Board of Directors
----------------------------------
Gregory W. Penske has been elected to the ALLTEL board of directors. Penske is president of Penske Automeotive Group Inc. of El Monte, Calif.
     It is an honor for ALLTEL to add Greg Penske to our board of directors. Greg is an outstanding leader in his industry, and he will lend a valuable voice to the ALLTEL board.



/s/ Joe Ford
Joe T. Ford,
Chairman and Chief Executive Officer
July 20, 2000







                                           CONSOLIDATED STATEMENTS OF INCOME (UNAUDITED)

   ---------------------------------------------------------------------------------------------------------------------------
                                              Three Months                    Six Months                    Twelve Months
                                             Ended June 30,                 Ended June 30,                 Ended June 30,
                                       -------------------------      --------------------------   ---------------------------
   (Dollars in thousands,
    except per share amounts)                 2000          1999             2000           1999          2000            1999
   ---------------------------------------------------------------------------------------------------------------------------
   REVENUES AND SALES:

     Service revenues                 $1,607,086    $1,479,006       $3,108,962     $2,862,667      $6,085,544      $5,581,625
     Product sales                       167,936       151,637          311,023        283,268         649,877         584,759
                                      ----------    ----------       ----------     ----------      ----------      ----------
     Total revenues and sales          1,775,022     1,630,643        3,419,985      3,145,935       6,735,421       6,166,384
   ---------------------------------------------------------------------------------------------------------------------------
   COSTS AND EXPENSES:

     Operations                          927,740       853,139        1,790,296      1,659,418       3,515,654       3,276,015
     Cost of products sold               168,570       142,259          307,939        268,391         638,344         582,492
     Depreciation and amortization       226,219       212,476          453,676        421,955         893,893         817,608
     Merger and integration expenses
       and other charges                   6,770             -           16,906              -         107,426         252,000
     Provision to reduce carrying
       value of certain assets                 -             -                -              -               -          55,000
                                      ----------    ----------       ----------     ----------      ----------       ---------
     Total costs and expenses          1,329,299     1,207,874        2,568,817      2,349,764       5,155,317       4,983,115
   ---------------------------------------------------------------------------------------------------------------------------
   OPERATING INCOME                      445,723       422,769          851,168        796,171       1,580,104       1,183,269

   Equity earnings in unconsolidated
     partnerships                         39,121        29,647           71,718         59,971         116,772         124,703
   Minority interest in consolidated
     partnerships                        (32,008)      (34,777)         (51,756)       (64,841)       (103,562)       (119,917)
   Other income, net                      11,634        14,421           24,427         27,695          51,203          70,455
   Interest expense                      (76,708)      (69,878)        (144,937)      (138,616)       (286,496)       (276,824)
   Gain on disposal of assets
     and other                         1,338,085             -        1,338,085              -       1,381,156          80,901
                                      ----------    ----------       ----------     ----------      ----------      ----------

   Income before income taxes          1,725,847       362,182        2,088,705        680,380       2,739,177       1,062,587
   Income taxes                          722,327       148,913          869,143        280,567       1,135,794         496,097
                                      ----------    ----------       ----------     ----------     -----------      ----------

   Net income                          1,003,520       213,269        1,219,562        399,813       1,603,383         566,490
   Preferred dividends                        40           227               81            459             511             926
                                      ----------    ----------       ----------     ----------      ----------      ----------
   Net income applicable to
     common shares                    $1,003,480    $  213,042       $1,219,481     $  339,354      $1,602,872       $ 565,564
   ---------------------------------------------------------------------------------------------------------------------------
   EARNINGS PER SHARE:
     Basic                                 $3.18          $.68            $3.87          $1.28           $5.10           $1.83
     Diluted                               $3.15          $.67            $3.84          $1.26           $5.04           $1.81

   ---------------------------------------------------------------------------------------------------------------------------



                                           CONSOLIDATED BALANCE SHEETS (UNAUDITED)

   ------------------------------------------------------------------------------------------------------------------------

   (Dollars in thousands)
   ------------------------------------------------------------------------------------------------------------------------
                                                                               June 30,         December 31,        June 30,
   ASSETS                                                                         2000                 1999            1999
   ------------------------------------------------------------------------------------------------------------------------
   CURRENT ASSETS:

     Cash and short-term investments                                       $     5,408          $    17,595      $   50,253
     Accounts receivable (less allowance for doubtful
       accounts of $42,538, $35,017 and $30,207, respectively)               1,045,822              922,159         906,588
     Materials and supplies                                                     12,869               15,130          22,022
     Inventories                                                               171,023              148,292         115,104
     Prepaid expenses and other                                                295,475               64,003          63,737
                                                                           -----------          -----------     -----------
        Total current assets                                                 1,530,597            1,167,179       1,157,704
   ------------------------------------------------------------------------------------------------------------------------
   Investments                                                               1,208,508            1,594,029       1,847,223
   Goodwill and other intangibles                                            3,077,196            1,997,315       1,919,164
   ------------------------------------------------------------------------------------------------------------------------
   PROPERTY, PLANT AND EQUIPMENT:
     Wireline                                                                5,406,241            5,194,546       5,002,921
     Wireless                                                                4,274,664            3,545,778       3,251,402
     Information services                                                      875,364              775,532         739,850
     Other                                                                     236,373              241,297         178,700
     Under construction                                                        471,534              533,854         613,063
                                                                           -----------          -----------     -----------
       Total property, plant and equipment                                  11,264,176           10,291,007       9,785,936
     Less accumulated depreciation                                           5,135,040            4,556,462       4,253,626
                                                                           -----------          -----------     -----------
       Net property, plant and equipment                                     6,129,136            5,734,545       5,532,310
   ------------------------------------------------------------------------------------------------------------------------
   Other assets                                                                321,010              281,135         318,992
   ------------------------------------------------------------------------------------------------------------------------
   TOTAL ASSETS                                                            $12,266,447          $10,774,203     $10,775,393
   ------------------------------------------------------------------------------------------------------------------------





                                                                               June 30,         December 31,        June 30,
   LIABILITIES AND SHAREHOLDERS' EQUITY                                           2000                 1999            1999
   ------------------------------------------------------------------------------------------------------------------------
   CURRENT LIABILITIES:
     Current maturities of long-term debt                                  $    64,012          $    71,222     $    80,125
     Accounts and notes payable                                                419,196              508,045         465,848
     Advance payments and customer deposits                                    130,215              117,915         127,027
     Accrued taxes                                                             242,428               88,723         115,301
     Accrued dividends                                                         101,789              101,607          93,129
     Other current liabilities                                                 265,973              306,455         286,588
                                                                           -----------          -----------     -----------
       Total current liabilities                                             1,223,613            1,193,967       1,168,018
   ------------------------------------------------------------------------------------------------------------------------
   Long-term debt                                                            4,441,106            3,750,413       3,856,207
   Deferred income taxes                                                       818,336            1,056,921       1,094,759
   Other liabilities                                                           528,137              567,165         588,773
   ------------------------------------------------------------------------------------------------------------------------
   SHAREHOLDERS' EQUITY:
     Preferred stock                                                               512                  562           9,105
     Common stock                                                              315,519              314,258         312,630
     Additional capital                                                      1,080,353              973,356         960,792
     Unrealized holding gain on investments                                    521,027              594,130         647,895
     Retained earnings                                                       3,337,844            2,323,431       2,137,214
                                                                           -----------          -----------     -----------
       Total shareholders' equity                                            5,255,255            4,205,737       4,067,636
   ------------------------------------------------------------------------------------------------------------------------
   TOTAL LIABILITIES AND SHAREHOLDERS' EQUITY                              $12,266,447          $10,774,203     $10,775,393
   ------------------------------------------------------------------------------------------------------------------------

                                           CONSOLIDATED STATEMENTS OF CASH FLOWS (UNAUDITED)

   -----------------------------------------------------------------------------------------------------------------------
                                                                        Six Months                      Twelve Months
                                                                      Ended June 30,                    Ended June 30,
                                                                -------------------------         ------------------------
   (Dollars in thousands)                                             2000          1999                2000          1999
   -----------------------------------------------------------------------------------------------------------------------

   NET CASH PROVIDED FROM OPERATIONS                             $ 719,694     $ 612,755         $ 1,606,968   $ 1,425,928
   -----------------------------------------------------------------------------------------------------------------------

   CASH FLOWS FROM INVESTING ACTIVITIES:

     Additions to property, plant and equipment                   (407,555)     (434,657)           (979,373)   (1,028,861)
     Purchase of property, net of cash acquired                   (625,816)      (95,446)           (630,316)     (131,533)
     Additions to capitalized software development costs           (32,387)      (20,814)            (56,665)      (65,072)
     Additions to investments                                      (20,940)      (10,572)            (36,456)      (26,109)
     Proceeds from the sale of investments                               -             -              45,021       101,458
     Proceeds from the return on investments                        89,339        60,326             116,867        70,735
     Proceeds from the sale of assets                              224,501             -             224,501             -
     Other, net                                                     10,821       (16,822)             11,000       (62,502)
                                                                 ---------     ----------         ----------    ----------
       Net cash used in investing activities                      (762,037)     (517,985)         (1,305,421)   (1,141,884)
   -----------------------------------------------------------------------------------------------------------------------

   CASH FLOWS FROM FINANCING ACTIVITIES:
     Dividends on preferred and common stock                      (201,832)     (189,899)           (390,109)     (339,232)
     Reductions in long-term debt                                 (376,656)     (235,024)           (486,159)     (271,900)
     Purchase of common stock                                            -             -                   -        (2,397)
     Distributions to minority investors                           (38,995)      (34,532)           (117,757)      (98,234)
     Preferred stock redemptions and purchases                         (10)         (498)            (11,427)         (300)
     Long term debt issued                                         632,000       298,174             632,000       333,081
     Common stock issued                                            15,649        28,197              27,060        62,752
                                                                ----------    ----------          ----------     ---------
       Net cash provided from (used in) financing activities        30,156      (133,582)           (346,392)     (316,230)
   -----------------------------------------------------------------------------------------------------------------------

   Decrease in cash and short-term investments                     (12,187)      (38,812)            (44,845)      (32,186)

   CASH AND SHORT-TERM INVESTMENTS:
     Beginning of the period                                        17,595        89,065              50,253        82,439
                                                                ----------    ----------          ----------    ----------
     End of the period                                          $    5,408    $   50,253         $     5,408   $    50,253
   -----------------------------------------------------------------------------------------------------------------------


                                                 HIGHLIGHTS (UNAUDITED)

                                Three Months Ended June 30,       Six Months Ended June 30,          Twelve Months Ended June 30,
                            --------------------------------- -----------------------------------  --------------------------------

Dollars in thousands,                             % Increase                          % Increase                         % Increase
  except per share amounts)       2000        1999 (Decrease)        2000        1999  (Decrease)       2000         1999 (Decrease)
-----------------------------------------------------------------------------------------------------------------------------------
FROM CURRENT BUSINESSES:
Revenues and sales:

  Wireless                  $  837,065  $   736,170       14    $1,573,504  $1,402,237     12       $3,073,434  $2,715,043    13
  Wireline                     438,731      416,142        5       875,362     824,136      6        1,728,683   1,585,727     9
  Emerging
    businesses                  96,517       66,033       46       185,484     125,533     48          340,385     221,791    53
                            ----------  -----------            ----------- -----------             ----------- -----------
    Total
      communications         1,372,313    1,218,345       13     2,634,350   2,351,906     12        5,142,502   4,522,561    14
  Information services         318,690      313,850        2       629,520     619,248      2        1,255,775   1,216,964     3
  Other operations             168,311      143,997       17       306,342     261,061     17          625,099     615,849     2
                            ----------  -----------            ----------- -----------             ----------- -----------
    Total business
      segments               1,859,314    1,676,192       11     3,570,212   3,232,215     10        7,023,376   6,355,374    11
  Less:  intercompany           84,292       45,549       85       150,227      86,280     74          287,955     188,990    52
    eliminations
                            ----------  -----------            ----------- -----------             ----------- -----------
    Total revenues
      and sales             $1,775,022   $1,630,643        9    $3,419,985  $3,145,935      9       $6,735,421  $6,166,384     9
--------------------------------------------------------------------------------------------------------------------------------
Operating income (loss):
  Wireless                  $  258,562   $  243,815        6    $  479,251  $  440,531      9       $  925,198  $  805,142    15
    Wireline                   167,632      148,348       13       338,256     295,715     14          661,605     565,000    17
    Emerging businesses        (12,400)      (8,893)     (39)      (25,823)    (18,539)   (39)         (54,525)    (41,569)  (31)
                            ----------   ----------             ----------  ----------              ----------  ----------
      Total
        communications         413,794      383,270        8       791,684     717,707     10        1,532,278   1,328,573    15
    Information service         44,058       43,286        2        86,131      83,738      3          177,709     170,197     4
    Other operations             4,578        6,064      (25)        8,953      10,314    (13)          20,200      23,973   (16)
                            ----------   ----------             ----------  ----------              ----------  ----------
      Total business
        segments               462,430      432,620        7       886,768     811,759      9        1,730,187   1,522,743    14
    Corporate expenses           9,937        9,851        1        18,694      15,588     20           42,657      32,474    31
                            ----------   ----------             ----------  ----------              ----------  ----------
      Total operating
        income              $  452,493   $  422,769        7    $  868,074  $  796,171      9       $1,687,530  $1,490,269    13
--------------------------------------------------------------------------------------------------------------------------------
Net income                  $  232,466   $  213,269        9    $  454,387  $  399,813     14       $  877,067  $  751,857    17
Basic earnings
  per share                       $.74         $.68        9         $1.44       $1.28     13            $2.79       $2.43    15
Diluted earnings
  per share                       $.73         $.67        9         $1.43       $1.26     13            $2.76       $2.40    15
--------------------------------------------------------------------------------------------------------------------------------
AS REPORTED:
Revenues and sales          $1,775,022   $1,630,643        9    $3,419,985  $3,145,935      9        $6,735,421  $6,166,384     9
Operating income            $  445,723   $  422,769        5    $  851,168  $  796,171      7        $1,580,104  $1,183,269    34
Net income                  $1,003,520   $  213,269      371    $1,219,562  $  399,813    205        $1,603,383  $  566,490   183
Basic earnings
  per share                      $3.18         $.68      368         $3.87       $1.28    202             $5.10       $1.83   179
Diluted earnings
  per share                      $3.15         $.67      370         $3.84       $1.26    205             $5.04       $1.81   178
---------------------------------------------------------------------------------------------------------------------------------
Weighted average
  common shares            315,413,000  312,481,000        1   315,194,000 312,040,000      1       314,419,000 309,345,000     2
Annual dividend per
  common share                   $1.28        $1.22        5
Capital expenditures        $  249,325   $  231,966        7    $  407,555  $  434,657     (6)       $  979,373  $1,028,861    (5)
Total assets               $12,266,447  $10,775,393       14
Wireless customers           5,893,445    4,767,453       24
Wireline customers           2,519,952    2,362,502        7
Long-distance
  customers                  1,040,740      726,348       43
------------------------------------------------------------------------------------------------------------------------------------

Current businesses excludes the merger and integration expenses and other charges, provision to reduce carrying value of certain assets, and gain on disposal of assets. Emerging businesses includes the long-distance, local competitive access,
Internet access, network management and PCS operations.

              NOTES TO UNAUDITED CONSOLIDATED FINANCIAL STATEMENTS



1.    General:
      -------
      Basis of Presentation - The consolidated financial statements at June 30, 2000 and 1999 and for the three, six and twelve month periods then ended for ALLTEL Corporation ("ALLTEL" or the "Company") are unaudited. The consolidated financial statements have been prepared in accordance with generally accepted accounting principles for interim financial reporting and Securities and Exchange Commission rules and regulations. Certain information and footnote disclosures have been condensed or omitted pursuant to such rules and regulations. The consolidated financial statements reflect all adjustments (consisting only of normal recurring adjustments) which are, in the opinion of management, necessary for a fair presentation of the financial position and operating results for the interim periods presented.

      Change in Reporting Wireless Roaming Revenues - During the second quarter of 2000, the Company changed the reporting presentation for wireless customer roaming revenues to a gross basis. This change conforms the Company's financial reporting policies to prevailing wireless industry practice and is consistent with the reporting policies of the recently acquired Bell Atlantic Corporation ("Bell Atlantic") and GTE Corporation ("GTE") properties. Previously, the Company netted these revenues against roaming charges from other wireless service providers and included the net amount in operations expense. Prior period revenue and operating expense information has been reclassified to conform to the new reporting presentation. This change does not affect previously reported operating income or net income of the Company.

2.    Exchange of Wireless Assets:
      ---------------------------
      On January 31, 2000, ALLTEL, Bell Atlantic, GTE and Vodafone Airtouch ("Vodafone") signed agreements to exchange wireless properties in 13 states. On April 3, 2000, ALLTEL completed the exchange of wireless properties with Bell Atlantic in 5 states. Through this transaction, ALLTEL acquired operations in Arizona (including Phoenix), Albuquerque, New Mexico and El Paso, Texas and divested operations in Nevada and Iowa. In addition to the transfer of wireless assets, ALLTEL also paid Bell Atlantic $624.1 million in cash to complete this transaction.

      On June 30, 2000, ALLTEL completed the remaining wireless property exchanges with Bell Atlantic and GTE. As a result, ALLTEL acquired operations in Florida (including Tampa and Pensacola) Ohio (including Cleveland), South Carolina and Mobile, Alabama, while divesting operations in Illinois, Indiana, New York and Pennsylvania. ALLTEL also transferred to Bell Atlantic or GTE certain of its minority investments in unconsolidated wireless properties, representing approximately 2.6 million POPs. In addition to the transfer of the remaining wireless assets, ALLTEL also received $192.5 million in cash, prepaid vendor credits of $199.6 million and assumed long-term debt of $425.0 million as part of these transactions.

      Through the completion of the above transactions, ALLTEL acquired interests in 27 wireless markets representing about 14.6 million POPs and approximately 1,467,000 wireless customers, while divesting interests in 42 wireless markets representing 6.9 million POPs and approximately 778,000 customers. ALLTEL accounted for these exchange transactions as purchases, and accordingly, the accompanying consolidated financial statements include the accounts and results of operations of the acquired wireless properties from the applicable date of acquisition. Under the purchase method of accounting, tangible and identifiable intangible assets acquired are recorded at fair value. The excess of the aggregate purchase price over the fair market value of the net assets acquired of $1.4 billion has been initially allocated to goodwill and is being amortized on a straight-line basis over 25 years. The fair values and useful lives of assets acquired have been estimated based on a preliminary valuation and are subject to final valuation adjustments. ALLTEL has engaged a third-party appraisal firm to perform a study to determine the allocation of the total purchase price to the various assets acquired. Accordingly, a portion of the excess cost may be classified as other intangibles and may be amortized over different periods other than the goodwill amortization period of 25 years.

      --------------------------------------
      The following unaudited pro forma combined results of operations of the Company assumes that the wireless property exchanges with Bell Atlantic and GTE were completed as of January 1, 1999 (in thousands, except per share amounts):

                                                     For the Six Months
                                                       Ended June 30,
                                               -----------------------------
                                                      2000              1999
                                                      ----              ----
           Revenues and sales                   $3,525,369        $3,294,215
           Net income                           $  386,213        $  350,220
           Basic earnings per share                  $1.22             $1.12
           Diluted earnings per share                $1.21             $1.11

      The pro forma amounts represent the historical operating results of the properties acquired from Bell Atlantic and GTE with appropriate preliminary adjustments that give effect to depreciation and amortization and interest expense. The pretax gain of $1,353.1 million (net of related tax expense of $568.8 million) recognized by ALLTEL related to the wireless property exchanges has been excluded from the pro forma net income and earnings per share amounts presented. The pro forma amounts are not necessarily indicative of the operating results that would have occurred if the Bell Atlantic and GTE properties had been operated by ALLTEL during the periods presented. In addition, the pro forma amounts do not reflect potential cost savings related to full network optimization and the redundant effect on selling and general and administrative expenses.

      Operating results of the wireless properties divested in the transactions with Bell Atlantic and GTE included in the Company's consolidated results of operations for the three, six and twelve months ended June 30, 2000, were as follows (in thousands):

                                Three Months     Six Months      Twelve Months
                                   Ended           Ended             Ended
                                 ----------       --------         ----------
           Revenues and sales      $85,809        $211,262          $475,592
           Operating income        $31,391        $ 73,118          $163,914

      In conjunction with the exchange of wireless assets completed during the second quarter, assets acquired, liabilities assumed and assets exchanged were as follows (in thousands):

                                 Acquired from   Acquired from     Combined
                                 Bell Atlantic        GTE            Total
                                 -------------   -------------   ------------
         Fair value of
           assets acquired        $ 479,721      $   767,151     $ 1,246,872
         Goodwill and
           other intangibles        601,188          800,036       1,401,224
         Liabilities assumed              -         (425,000)       (425,000)
         Fair value of
           assets exchanged        (456,776)      (1,334,688)     (1,791,464)
                                  ---------      -----------     -----------
         Net cash paid
           (received)             $ 624,133      $  (192,501)    $   431,632
                                  =========      ============    ===========

3.    Mergers:
      -------
      On September 30, 1999, the Company completed mergers with Liberty Cellular, Inc. ("Liberty") and its affiliate KINI L.C. Under terms of the merger agreements, the outstanding stock of Liberty and the outstanding ownership units of KINI L.C. were exchanged for approximately 7.0 million shares of ALLTEL's common stock. On July 2, 1999, the Company completed its merger with Aliant Communications Inc. ("Aliant"). Under the terms of the merger agreement, Aliant became a wholly-owned subsidiary of ALLTEL, and each outstanding share of Aliant common stock was converted into the right to receive .67 shares of ALLTEL common stock, 23.9 million common shares in the aggregate. These mergers qualified as tax-free reorganizations and have been accounted for as poolings-of-interests. The accompanying consolidated financial statements have been restated to include the accounts and results of operations of Aliant, Liberty and KINI L.C. for all periods prior to the mergers.

      ------------------
      The combined operating results of ALLTEL, Aliant, Liberty and KINI L.C. include certain eliminations and reclassification adjustments to conform the accounting and financial reporting policies of the three companies. Separate and combined unaudited results of operations for certain interim periods were as follows:

                                                                               Three Months        Six Months       Twelve Months
                                                                                  Ended              Ended             Ended
      (In thousands, except per share amounts)                                   June 30,           June 30,          June 30,
      ----------------------------------------                                 ------------        ----------       -------------
                                                                                   1999               1999              1999
                                                                                   ----               ----              ----
      Revenues and sales:

         ALLTEL, as reported                                                    $1,469,588         $2,837,950         $5,543,510
         Aliant                                                                     93,127            182,892            359,745
         Liberty and KINI L.C.                                                      31,877             59,526            116,522
         Change in reporting wireless roaming revenues (see Note 1)                 37,283             68,822            155,864
         Eliminations and reclassifications                                         (1,232)            (3,255)            (9,257)
                                                                                ----------         ----------         ----------
         Combined                                                               $1,630,643         $3,145,935         $6,166,384
                                                                                ==========         ==========         ==========
      Net income:

         ALLTEL, as reported                                                    $  190,148         $  356,830         $  480,617
         Aliant                                                                     17,650             32,955             65,617
         Liberty and KINI L.C.                                                       5,471             10,028             20,256
                                                                                ----------         ----------         ----------
         Combined                                                               $  213,269         $  399,813         $  566,490
                                                                                ==========         ==========         ==========
      Combined earnings per share:

         Basic                                                                        $.68              $1.28              $1.83
         Diluted                                                                      $.67              $1.26              $1.81

      In January 1999, the Company completed a merger with Standard Group, Inc. ("Standard"). In September 1999, the Company also completed mergers with Advanced Information Resources, Limited ("AIR") and Southern Data Systems ("Southern Data"). In connection with the mergers, approximately 6.5 million shares of ALLTEL common stock were issued. All three mergers qualified as tax-free reorganizations and were accounted for as poolings-of-interests. Prior period financial information has not been restated, since the operations of the three acquired companies are not significant to ALLTEL's consolidated financial statements on either a separate or aggregate basis. The accompanying consolidated financial statements include the accounts and results of operations of Standard, AIR and Southern Data from the applicable date of acquisition.

4.    Merger and Integration Expenses and Other Charges:
      -------------------------------------------------
      In connection with the exchange of wireless assets with Bell Atlantic and GTE, the Company recorded integration expenses and other charges of $8.8 million during the second quarter of 2000. This charge consisted of $5.0 million in severance and employee benefit costs related to a planned workforce reduction and $3.8 million in branding and signage costs. The integration plan, to be completed by September 2000, provides for the elimination of 22 employees in the Company's wireless operations management, engineering and sales support functions. As of June 30, 2000, the Company had paid $0.5 million in severance and employee-related expenses and 18 of the 22 employee reductions had been completed. Also in the second quarter of 2000, the Company recorded a $2.0 million reduction in the merger and integration liability related to its July 1999 acquisition of Aliant. This adjustment primarily reflects a decrease in severance and employee benefit costs to be paid as a result of reducing the expected number of Aliant employees to be terminated from 160 to 132.

      In an effort to improve the operating efficiency of its information services business, the Company recorded a restructuring charge of $10.1 million during the first quarter of 2000. This charge consisted of $5.9 million in severance and employee benefit costs related to a planned workforce reduction and $4.2 million in lease termination costs related to the consolidation of certain operating locations. The restructuring plan, which resulted in the elimination of 199 employees, was completed in July 2000.

      ------------------------------------------------------------
      As of June 30, 2000, the Company had paid $5.1 million in severance and employee-related expenses and all of the employee reductions had been completed. The lease termination costs represent the estimated minimum contractual commitments over the next one to four years for leased facilities that the Company has abandoned, net of anticipated sublease income.

      During the third quarter of 1999, the Company recorded a pretax charge of $90.5 million in connection with its mergers with Aliant, Liberty, AIR and Southern Data and with certain loss contingencies and other restructuring activities. The merger and integration expenses, which totaled $73.4 million, included professional and financial advisors' fees of $24.4 million, severance and employee-related expenses of $15.4 million and other integration costs of $33.6 million. The Company's merger and integration plan, as approved by ALLTEL's Board of Directors, provided for a reduction of 160 employees of Aliant and 40 employees of Liberty, primarily in the corporate support functions, to be substantially completed by the third quarter of 2000. As previously discussed, in the second quarter of 2000, the Company reduced the expected number of Aliant employees to be terminated to 132 and decreased the related accrued liability by $2.0 million. As of June 30, 2000, the Company had paid $10.0 million in severance and employee-related expenses and 149 out of the total 172 employee reductions had been completed. The other integration costs included $12.5 million of lease termination costs, $10.2 million of costs associated with the early termination of certain service obligations, and a $4.6 million write-down in the carrying value of certain in-process and other software development assets that have no future alternative use or functionality. Also included are other integration costs incurred in the third quarter consisting of branding and signage costs of $4.1 million and other expenses of $2.2 million.

      The lease termination costs included a cancellation fee of $7.3 million representing the negotiated settlement to terminate the Company's contractual commitment to lease building space previously occupied by the former 360 Communications Company ("360") operations. The lease termination costs also included a $4.1 million write-off of capitalized leasehold improvements and $1.1 million in other disposal costs.

      The contract termination fees included $5.2 million related to long-term contracts with an outside vendor for customer billing services to be provided to the Aliant and Liberty operations. As part of its integration plan, the Company will convert both the Aliant and Liberty operations to its own internal billing system. Conversion of the Liberty operations was completed in November 1999 and conversion of the Aliant operations will begin in early 2001. The $5.2 million amount represented the termination fee specified in the contracts. Of the total termination fee, $0.3 million has been paid with the remainder due upon completion of the conversion of the Aliant operations to ALLTEL's billing system. The Company also recorded an additional $5.0 million charge to reflect the actual cost of terminating its contract with Convergys Corporation ("Convergys") for customer billing services to be provided to the former 360 operations. In September 1999, the Company and Convergys agreed to a final contract termination fee of $55.0 million, of which $50.0 million of termination costs were recorded in the third quarter of 1998, as discussed below. Through June 30, 2000, the Company had paid $30.0 million of the termination fee. In addition to the termination fee, the Company will continue to pay Convergys for processing customer accounts until all customers are switched to ALLTEL's billing system, which is expected to be completed in 2001.

      In connection with management's plan to reduce costs and improve operating efficiencies, the Company recorded a restructuring charge of $17.1 million during the third quarter of 1999. This charge consisted of $10.8 million in severance and employee benefit costs related to a planned workforce reduction and $6.3 million in lease termination costs related to the consolidation of certain operating locations. The restructuring plan provided for the elimination of approximately 308 employees in the Company's wireline operations support functions to be completed by September 2000. As of June 30, 2000, the Company had paid $6.9 million in severance and employee-related expenses and 202 of the total 308 employee reductions had been completed. The lease termination costs represent the estimated minimum contractual commitments over the next one to four years for leased facilities that the Company has abandoned.

      ------------------------------------------------------------
      During the third quarter of 1998, the Company recorded transaction costs and one-time charges totaling $252.0 million on a pretax basis related to the closing of its merger with 360. The merger and integration expenses included professional and financial advisors' fees of $31.5 million, severance and employee-related expenses of $48.7 million and integration costs of $171.8 million. The Company's merger and integration plan, as approved by ALLTEL's Board of Directors, provided for a reduction of 521 employees, primarily in the corporate support functions. As of June 30, 2000, the Company had paid $47.1 million in severance and employee-related expenses and substantially all of the employee reductions had been completed. The integration costs included several adjustments resulting from the redirection of a number of strategic initiatives based on the merger with 360 and ALLTEL's expanded wireless presence. These adjustments included a $60.0 million write-down in the carrying value of certain in-process software development assets which had no alternative use or functionality, $50.0 million of costs associated with the early termination of certain service obligations, branding and signage costs of $20.7 million, an $18.0 million write-down in the carrying value of certain assets resulting from a revised PCS deployment plan, and other integration costs of $23.1 million.

      The $50.0 million of costs recorded for contract termination fees related to the long-term billing contract with Convergys. This amount represented the present value of the estimated profit to the vendor over the remaining term of the contract and was the Company's best estimate of the cost of terminating the billing services contract prior to the expiration of its term. As previously noted, in September 1999, the Company and Convergys agreed upon a final termination fee of $55.0 million. The $18.0 million write-down in the carrying value of certain PCS-related assets included approximately $15.0 million related to cell site acquisition and improvement costs and capitalized labor and engineering charges that were incurred during the initial construction phase of the PCS buildout in three markets. As a result of the merger with 360, the Company elected not to continue to complete construction of its PCS network in these three markets. The remaining $3.0 million of the PCS-related write-down represented cell site lease termination fees.

      The following is a summary of activity related to the liabilities associated with the Company's merger and integration expenses and other charges for the twelve months ended June 30:

                                                        (In Thousands)
                                               ---------------------------
                                                    2000              1999
                                                    ----              ----
           Balance, beginning of period        $  68,790         $       -
           Merger and integration expenses       109,426           252,000
             and other charges
           Reversal of accrued severance          (2,000)                -
             liability for Aliant

           Non-cash write-down of assets         (11,408)          (74,800)
           Cash outlays                         (109,986)         (108,410)
                                               ---------         ---------
           Balance, end of period              $  54,822         $  68,790
                                               =========         =========

      At June 30, 2000, the remaining unpaid liability related to the Company's merger and integration and restructuring activities consists of contract termination fees of $29.9 million, severance and employee-related expenses of $15.2 million, lease cancellation and termination costs of $6.5 million, and other integration costs of $3.2 million.

5.    Comprehensive Income:
      --------------------
      Comprehensive income was as follows for the three, six and twelve month periods ended June 30:


                                                     Three Months Ended            Six Months Ended           Twelve Months Ended
                                                     ------------------            ----------------           -------------------

       (Dollars in thousands)                            2000         1999           2000          1999           2000         1999
       ----------------------                            ----         ----           ----          ----           ----         ----
       Net income                                  $1,003,520     $213,269     $1,219,562      $399,813     $1,603,383   $  566,490
                                                   ----------     --------     ----------      --------     ----------   ----------
       Other comprehensive income (loss):
         Unrealized holding gains (losses)
           on investments arising during
           the period                                  42,588      (28,260)      (115,795)      162,886       (195,137)     516,740
         Income tax expense (benefit)                  14,409      (11,320)       (42,692)       63,714        (95,454)     202,577
                                                   ----------     --------     ----------      --------     ----------   ----------
                                                       28,179      (16,940)       (73,103)       99,172        (99,683)     314,163
                                                   ----------     --------     ----------      --------     ----------   ----------
         Less:  reclassification adjustments
           for gains included in net income                 -            -              -             -        (43,071)     (80,901)
         Income tax expense                                 -            -              -             -         15,886       31,733
                                                   ----------     --------     ----------      --------     ----------   ----------
                                                            -            -              -             -        (27,185)     (49,168)
                                                   ----------     --------     ----------      --------     ----------   ----------
         Other comprehensive income
           (loss) before tax                           42,588      (28,260)      (115,795)      162,886       (238,208)     435,839
         Income tax expense (benefit)                  14,409      (11,320)       (42,692)       63,714       (111,340)     170,844
                                                   ----------     --------     ----------      --------     ----------   ----------
         Other comprehensive income                    28,179      (16,940)       (73,103)       99,172       (126,868)     264,995
                                                   ----------     --------     ----------      --------     ----------   ----------
       Comprehensive income                        $1,031,699     $196,329     $1,146,459      $498,985     $1,476,515   $  831,485
                                                   ==========     ========     ==========      ========     ==========   ==========

6.    Earnings per Share:
      ------------------
      A reconciliation of the net income and number of shares used in computing basic and diluted earnings per share was as follows for the three, six and twelve month periods ended June 30:


                                                      Three Months Ended            Six Months Ended           Twelve Months Ended
                                                      ------------------            ----------------           -------------------

       (In thousands, except per share amounts)           2000         1999           2000          1999           2000         1999
       ----------------------------------------           ----         ----           ----          ----           ----         ----
       Basic earnings per share:
       Net income applicable to
           common shares                            $1,003,480     $213,042     $1,219,481      $399,354     $1,602,872     $565,564
       Weighted average common shares
           outstanding for the period                  315,413      312,481        315,194       312,040        314,419      309,345
                                                    ----------     --------     ----------      --------     ----------     --------
       Basic earnings per share                          $3.18         $.68          $3.87         $1.28          $5.10        $1.83
                                                         =====         ====          =====         =====          =====        =====

       Diluted earnings per share:
       Net income applicable to
           common shares                            $1,003,480     $213,042     $1,219,481      $399,354     $1,602,872     $565,564
       Adjustments for convertible securities:
           Preferred stock dividends                        40           44             81            88            166          178
                                                    ----------     --------     ----------      --------     ----------     --------
       Net income applicable to common
           shares assuming conversion               $1,003,520     $213,086     $1,219,562      $399,442     $1,603,038     $565,742
                                                    ----------     --------     ----------      --------     ----------     --------
       Weighted average common shares
           outstanding for the period                  315,413      312,481        315,194       312,040        314,419      309,345
       Increase in shares resulting from:
           Exercise of stock options                     2,421        3,568          2,231         3,550          3,109        3,061
           Conversion of preferred stocks                  414          448            418           452            427          457
                                                    ----------     --------     ----------      --------     ----------     --------
       Weighted average common shares
           outstanding assuming conversion             318,248      316,497        317,843       316,042        317,955      312,863
                                                    ----------     --------     ----------      --------     ----------     --------
       Diluted earnings per share                        $3.15         $.67          $3.84         $1.26          $5.04        $1.81
                                                         =====         ====          =====         =====          =====        =====

7.    Business Segment Information:
      ----------------------------
      ALLTEL disaggregates its business operations based on differences in products and services. The Company evaluates performance based on segment operating income, excluding non-recurring and unusual items. Segment operating results were as follows for the three, six and twelve month periods ended June 30:


                                           Three Months Ended                Six Months Ended                Twelve Months Ended
                                           ------------------                ----------------                -------------------

     (Dollars in thousands)                   2000           1999              2000           1999              2000           1999
     ----------------------                   ----           ----              ----           ----              ----           ----
      Revenues and Sales from
         External Customers:
      Wireless                          $  837,065     $  736,170        $1,573,504     $1,402,237        $3,073,434     $2,715,043
      Wireline                             422,500        400,472           842,833        794,632         1,669,628      1,530,572
      Emerging businesses                   83,138         63,585           166,424        120,949           315,484        209,852
                                        ----------     ----------        ----------     ----------        ----------     ----------
        Total communications             1,342,703      1,200,227         2,582,761      2,317,818         5,058,546      4,455,467
      Information services                 241,868        245,563           477,692        488,822           966,219      1,007,999
      Other operations                     106,206         93,747           189,252        171,916           386,118        345,166
                                        ----------     ----------        ----------     ----------        ----------     ----------
        Total business segments         $1,690,777     $1,539,537        $3,249,705     $2,978,556        $6,410,883     $5,808,632
                                        ==========    ===========        ==========     ==========        ==========     ==========
      Intersegment Revenues
         and Sales:
       Wireless                         $        -     $        -        $        -     $        -        $        -     $        -
       Wireline                             16,231         15,670            32,529         29,504            59,055         55,155
       Emerging businesses                  13,379          2,448            19,060          4,584            24,901         11,939
                                        ----------     ----------        ----------     ----------        ----------     ----------
         Total communications               29,610         18,118            51,589         34,088            83,956         67,094
       Information services                 76,822         68,287           151,828        130,426           289,556        208,965
       Other operations                     62,105         50,250           117,090         89,145           238,981        270,683
                                        ----------     ----------        ----------     ----------        ----------     ----------
         Total business segments        $  168,537     $  136,655        $  320,507     $  253,659        $  612,493     $  546,742
                                        ==========     ==========        ==========     ==========        ==========     ==========
      Total Revenues and Sales:
       Wireless                         $  837,065     $  736,170        $1,573,504     $1,402,237        $3,073,434     $2,715,043
       Wireline                            438,731        416,142           875,362        824,136         1,728,683      1,585,727
       Emerging businesses                  96,517         66,033           185,484        125,533           340,385        221,791
                                        ----------     ----------        ----------     ----------        ----------     ----------
         Total communications            1,372,313      1,218,345         2,634,350      2,351,906         5,142,502      4,522,561
       Information services                318,690        313,850           629,520        619,248         1,255,775      1,216,964
       Other operations                    168,311        143,997           306,342        261,061           625,099        615,849
                                        ----------     ----------        ----------     ----------        ----------     ----------
         Total business segments         1,859,314      1,676,192         3,570,212      3,232,215         7,023,376      6,355,374
       Less:   intercompany
               eliminations                 84,292         45,549           150,227         86,280           287,955        188,990
                                        ----------     ----------        ----------     ----------        ----------      ---------
       Total revenues and sales         $1,775,022     $1,630,643        $3,419,985     $3,145,935        $6,735,421     $6,166,384
                                        ==========     ==========        ==========     ==========        ==========     ==========
      Operating Income (Loss):
       Wireless                         $  258,562     $  243,815        $  479,251     $  440,531        $  925,198     $  805,142
       Wireline                            167,632        148,348           338,256        295,715           661,605        565,000
       Emerging businesses                 (12,400)        (8,893)          (25,823)       (18,539)          (54,525)       (41,569)
                                        ----------     ----------        ----------     ----------        ----------     ----------
         Total communications              413,794        383,270           791,684        717,707         1,532,278      1,328,573
       Information services                 44,058         43,286            86,131         83,738           177,709        170,197
       Other operations                      4,578          6,064             8,953         10,314            20,200         23,973
                                        ----------     ----------        ----------     ----------        ----------     ----------
         Total business segments           462,430        432,620           886,768        811,759         1,730,187      1,522,743
       Corporate operations                 (9,937)        (9,851)          (18,694)       (15,588)          (42,657)       (32,474)
       Merger and integration costs
         and other charges                  (6,770)             -           (16,906)             -          (107,426)      (252,000)
       Provision to reduce carrying
         value of certain assets                 -              -                 -              -                 -        (55,000)
                                        ----------     ----------        ----------     ----------        ----------     ----------
         Total corporate expenses          (16,707)        (9,851)          (35,600)       (15,588)         (150,083)      (339,474)
                                        ----------     ----------        ----------     ----------        ----------     ----------
       Total operating income           $  445,723     $  422,769        $  851,168     $  796,171        $1,580,104     $1,183,269
                                        ==========     ==========        ==========     ==========        ==========      =========

      ---------------------------------------
      Segment assets were as follows as of June 30:

                                                                                                      (Thousands)
                                                                                         ----------------------------------
                                                                                                    2000               1999
                                                                                                    ----               ----
        Wireless                                                                             $ 6,442,298        $ 4,792,030
        Wireline                                                                               3,054,087          3,158,343
        Emerging businesses                                                                      424,628            385,789
                                                                                             -----------        -----------
           Total communications                                                                9,921,013          8,336,162
        Information services                                                                     881,010            869,444
        Other operations                                                                         380,387            213,250
                                                                                             -----------        -----------
           Total business segments                                                            11,182,410          9,418,856
                                                                                             -----------        -----------
        Add:  Corporate assets not allocated to segments:
               Headquarters fixed assets, net of accumulated depreciation                        222,309            182,112
               Investments                                                                       930,525          1,140,710
               Goodwill, net of amortization                                                     100,567            103,427
               Other assets                                                                        9,748             33,495
                                                                                             -----------        -----------
           Total corporate assets                                                              1,263,149          1,459,744
                                                                                             -----------        -----------
        Less: elimination of intersegment receivables                                           (179,112)          (103,207)
                                                                                             -----------        -----------
                 Consolidated assets                                                         $12,266,447        $10,775,393
                                                                                             ===========        ===========

8.    Litigation-Claims and Assessments:
      ---------------------------------
      On July 12, 1996, the Georgia Public Service Commission ("Georgia PSC") issued an order requiring that ALLTEL's wireline subsidiaries which operate within its jurisdiction reduce their annual network access charges by $24 million, prospectively, effective July 1, 1996. The Georgia PSC's action was in response to the Company's election to move from a rate-of-return method of pricing to an incentive rate structure, as provided by a 1995 Georgia telecommunications law. The Company appealed the Georgia PSC order. In November 1996, the Superior Court of Fulton County, Georgia (the "Superior Court") rendered its decision and reversed the Georgia PSC order, finding, among other matters, that the Georgia PSC had exceeded its authority by conducting a rate proceeding after the Company's election of alternative regulation. The Superior Court did not rule on a number of other assertions made by the Company as grounds for reversal of the Georgia PSC order.

      The Georgia PSC appealed the Superior Court's decision, and in July 1997, the Georgia Court of Appeals reversed the Superior Court's decision. In August 1997, the Company filed with the Georgia Supreme Court a petition for writ of certiorari requesting that the Georgia Court of Appeals' decision be reversed. In October 1998, the Georgia Supreme Court upheld the Georgia Court of Appeals' ruling that the Georgia PSC had the authority to conduct the rate proceeding. The case was returned to the Superior Court for it to rule on the issues it had not previously decided. In April 1999, the Superior Court found that with respect to the July 1996 order, the Georgia PSC did not provide ALLTEL with sufficient notice of the charges against the Company, did not provide ALLTEL a fair opportunity to present its case and respond to the charges, and failed to satisfy its burden of proving that ALLTEL's rates were unjust and unreasonable. Further, the Superior Court found that the July 1996 order was an unlawful attempt to retroactively reduce ALLTEL's rates and certain statutory revenue recoveries. For each of these independent reasons, the Superior Court vacated and reversed the July 1996 order and remanded the case with instructions to dismiss the case. The Georgia PSC appealed the Superior Court's April 1999 decision.

      --------------------------------------------
      On April 11, 2000, ALLTEL signed a settlement agreement with the Georgia PSC to settle this case. As part of the agreement, ALLTEL agreed to accelerate deployment of digital subscriber lines and Internet service to its customers in Georgia and to reduce certain optional local calling plan rates. In addition, ALLTEL agreed to future reductions in funds received from the Georgia Universal Service Fund. These revenue reductions will total approximately $12 million during the remainder of 2000 and approximately $18 million annually thereafter. In exchange for the Company's commitments, the Georgia PSC agreed to withdraw its appeal of the Superior Court's April 1999 decision.

      On June 27, 2000, the Georgia Court of Appeals acknowledged that the case had been settled and thus its ruling was moot, but denied the motion to dismiss and reversed the Superior Court's decision. On June 30, 2000, an attorney for the Georgia PSC notified the Company that the Georgia PSC may consider the settlement unenforceable in light of the Georgia Court of Appeals' ruling. ALLTEL has appealed the decision of the Georgia Court of Appeals to the Georgia Supreme Court, and if necessary, also may file a separate action to enforce the terms of the settlement agreement. Since the Company believes that the terms of the settlement agreement will be enforced, ALLTEL has not established any additional reserves for refund related to this matter.

9.    Subsequent Event-Acquisition of Wireless Assets:
      -----------------------------------------------
      On July 31, 2000, ALLTEL agreed to purchase wireless properties in New Orleans and Baton Rouge, Louisiana from SBC Communications, Inc. The purchase will also include three rural service areas in Iberville, St. James and Plaquemines parishes. Upon completion of the transaction, ALLTEL will pay about $400 million in cash and will acquire approximately 160,000 wireless customers and 300,000 paging customers. The transaction is expected to close later this year.

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